Exhibit 99.7

From: Mark Grether

Subject line: Sizmek to Acquire Rocket Fuel

I’m excited to announce Sizmek entered into a definitive agreement to acquire Rocket Fuel, a true leader in predictive marketing. The acquisition brings together two of the world’s most respected names in advertising technology, to create the largest independent marketing platform built for agencies and brands. It will fuse together AI powered predictive analytics, dynamic creative and media optimization to drive true campaign performance for our valued partners and clients.

As you know, Sizmek is built on the belief that creating impressions that inspire is vital to building meaningful, long-lasting relationships with your customers. Our particular combination of technology, intelligence, creative solutions, and award-winning support empowers you to create advertising experiences that cultivate deeper relationships and drive campaign performance around the world.

We’re reinforcing our commitment to you by bringing together the best of both worlds—omni-channel creativity coupled with AI-enabled decisioning. With the integration, you’ll gain access to a leading DSP and DMP and the most robust dynamic creative optimization and ad serving capabilities all under one roof. Together, our self-service predictive marketing platform will help you to truly optimize your campaigns across the entire media plan. This is the next logical step in marketing automation—media optimization and full creative optimization combined, bringing together the consumer, the context and the creative. The result: advertising that is deeply personalized, highly intuitive, and AI-enabled for peak performance, redefining the boundaries of creative possibility and media execution.

The deal is expected to close within the third quarter of 2017, and we’ll be in touch shortly after to share how the combination of Sizmek and Rocket Fuel will benefit you. In the meantime, if you have any questions, comments, or concerns, please reach out to growth@sizmek.com.

The Rocket Fuel acquisition marks an exciting chapter in our relationship, with a promise to you—with Sizmek, you create impressions that inspire and gain the power to connect with your audiences in ways you never thought possible, which in turn, produces extraordinary results.

Best,

Mark Grether

Executive Chairman

Cautions Regarding Forward-Looking Statements

This communication contains forward-looking statements regarding future events, including but not limited to the acquisition of Rocket Fuel Inc. (“Rocket Fuel”) by Sizmek Inc. (“Sizmek”), the capabilities of the combined company following the acquisition, and Rocket Fuel’s expectations for its Media Services business and semail econd half financial results. Words such as “expect,” “believe,” “intend,” “plan,” “goal,” “focus,” “anticipate,” and other similar words are also intended to identify forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, due to: uncertainties as to the timing of the tender offer and the acquisition; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; the effects of disruption from the tender offer or acquisition on Rocket Fuel’s business; the fact that the

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announcement and pendency of the tender offer and acquisition may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the effects of disruption caused by the tender offer or acquisition making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and the risk that stockholder litigation in connection with the tender offer or the acquisition may result in significant costs of defense, indemnification and liability.

Additional factors that could cause actual results to differ materially from those anticipated are under the caption “Risk Factors” in Rocket Fuel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and in subsequent SEC filings. These forward-looking statements are made as of the date of this communication, and Sizmek expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date on which the statements were made.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Rocket Fuel, Sizmek, through an affiliate, will commence a tender offer for all of the outstanding shares of Rocket Fuel. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Rocket Fuel. It is also not a substitute for the tender offer materials that Sizmek will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Sizmek will file tender offer materials on Schedule TO with the SEC, and Rocket Fuel will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY ROCKET FUEL’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Rocket Fuel’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Rocket Fuel’s stockholders by contacting Rocket Fuel at ir@rocketfuel.com or by phone at (650) 481-6082, or by visiting Rocket Fuel’s website (www.rocketfuel.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Rocket Fuel with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. ROCKET FUEL’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZMEK OR ROCKET FUEL WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, SIZMEK AND ROCKET FUEL.

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